[Letterhead of Andreas P. Demetriades & Associates]


                                             September 3, 1998



Millenium Seacarriers Inc.
Ugland House
South Church Street
Cayman Islands

         Re: Millenium Seacarriers Inc.-Registration Statement on Form F-4
             -------------------------------------------------------------

         We have acted as special Cypriot Counsel to the MILLENIUM SEACARRIERS INC. ("Millenium Seacarriers") and each of those subsidiaries of Millenium Seacarriers incorporated in the Republic of Cyprus (the "Cypriot Subsidiary Guarantors") that are signatories to the Indenture, dated July 15, 1998 (the "Indenture"), among Millenium Seacarriers, the Subsidiary Guarantors listed therein and The First National Bank of Maryland, as Indenture Trustee (the "Indenture Trustee") in connection with the issuance of the 12% First Priority Ship Mortgage Exchange Notes due 2005 (the "Notes").

         In rendering the opinions expressed therein, we have examined the Registration Statement as an exhibit to which this opinion will be filed. We have also examined such other documents and instruments and have made such further investigation as we have deemed necessary or appropriate in connection with this Opinion.

         Based upon and subject to the foregoing and having regard for Legal considerations which we have deemed relevant, we hereby confirm, and adopt as our Opinion, the Statement of Legal Matters contained in the prospectus contained in the above-referenced Registration Statement under the caption "Certain Foreign Tax Considerations-Cypriot Tax Considerations".

         We consent to the filing of this opinion as an exhibit to the Registration Statement referred to the above.

                                             Yours Sincerely,

                                             /s/ Andreas Demetriades

                                             ANDREAS P. DEMETRIADES LLB (HONS)
                                             ADVOCATE